Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
John Wiley & Sons, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-62605, 333-93691, 333-123359, and 333-167697) on Form S-8 of John Wiley & Sons, Inc. of our reports dated June 26, 2020, with respect to the consolidated statements of financial position of John Wiley & Sons, Inc. as of April 30, 2020 and 2019, the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended April 30, 2020, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2020, which reports appear in the April 30, 2020 annual report on Form 10-K of John Wiley & Sons, Inc.
Our report dated June 26, 2020, on the consolidated financial statements refers to a change in the method of accounting for leases effective May 1, 2019 due to the adoption of Accounting Standard Codification (ASC) Topic 842, Leases. Our report on the consolidated financial statements also refers to a change in the method of accounting for revenue recognition effective May 1, 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.
Our report dated June 26, 2020, on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states the Company acquired mthree during the year ended April 30, 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of April 30, 2020, mthree’s internal control over financial reporting. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of mthree.

/s/ KPMG LLP
New York, New York
June 26, 2020